                                  EXHIBIT 11.1

                                    SDL, INC.
                      COMPUTATION OF NET INCOME (LOSS) PER
                       COMMON AND COMMON EQUIVALENT SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)



                                                         THREE MONTHS ENDED          NINE MONTHS ENDED
                                                            SEPTEMBER 30,               SEPTEMBER 30,
                                                       ----------------------      -----------------------
                                                         1997          1996          1997           1996
                                                       --------      --------      --------       --------
PRIMARY

            Weighted average number of
            common shares outstanding                    13,546        13,032        13,449         11,627

            Incremental common shares
            attributable to shares issuable under
            employee stock plans                            885         1,110             *          1,239
                                                       --------      --------      --------       --------

                     Total shares                        14,431        14,142        13,449         12,866
                                                       ========      ========      ========       ========

      Net income (loss)                                $  2,451      $    943      $(26,513)      $  5,531
                                                       ========      ========      ========       ========

      Net income (loss) per share                      $   0.17      $   0.07      $  (1.97)      $   0.43
                                                       ========      ========      ========       ========

A fully diluted computation is not presented since such amounts differ by less than 3% of the net income per share amount shown above.


* There are no incremental common shares attributable to shares issuable under employee stock plans due to the net loss incurred during the nine months ended September 30, 1997. These incremental shares would be anti-dilutive.